Exhibit 10.4
FIRST AMENDMENT TO
CHAIRMAN COMPENSATION AGREEMENT
AND
RESTRICTED STOCK AGREEMENT
     This FIRST AMENDMENT to CHAIRMAN COMPENSATION AGREEMENT and RESTRICTED STOCK AGREEMENT (this “Amendment”), dated as of August 9, 2010, by and between Equity One, Inc., a Maryland corporation (the “Company”), and Chaim Katzman (the “Chairman”).
W H E R E A S:
     A. The Company and the Chairman are the parties to that certain Chairman Compensation Agreement and that certain Restricted Stock Agreement, each dated as of January 1, 2007 (such agreements being collectively referred to herein as the “Old Agreements”), each providing for, among other things, an award (the “Award”) of 300,000 shares of restricted stock as long-term compensation to the Chairman.
     B. On the date hereof, the Company and the Chairman are entering into a new Chairman Compensation Agreement and a new Restricted Stock Agreement (collectively, the “New Agreements”), each of which shall be effective as of January 1, 2011.
     C. In consideration of the execution of the New Agreements, the parties desire to amend the vesting period of the Award as more particularly set forth herein.
     NOW, THEREFORE, in consideration of the execution and delivery of the New Agreements and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
     1. Amendments. The vesting schedule of the Award as provided in Section 5(b) of the old Chairman Compensation Agreement and Section 2(a) of the old Restricted Stock Agreement is hereby amended as follows:

Number of Shares	Vesting Date

75,000	December 31, 2007

75,000	December 31, 2008

75,000	December 31, 2009

43,750	August 9, 2010

31,250	652 shares on the first day of each calendar month beginning February 2011 and ending December 2014 and 606 shares on December 31, 2014
     2. Effective Date. This Amendment shall be effective upon its execution by the Company and the Chairman.

     3. Counterparts. This Amendment may be executed in counterparts and by different parties hereto in separate counterparts, each of which, when so executed and delivered, shall be deemed to be an original and all of which, when taken together, shall constitute one and the same instrument.
     4. No Other Modification. Except as otherwise expressly modified by the terms and provisions of this Amendment, each of the Old Agreements shall remain in full force and effect and is hereby in all respects confirmed and ratified by the parties hereto.
     5. References to Agreement. From and after the effective date hereof, each reference in either Old Agreement to “this Agreement,” “hereto,” “hereunder” or words of like import, and all references to either Old Agreement in any and all other agreements, instruments, documents, notes, certificates and other writings of every kind and nature shall be deemed to mean such Old Agreement as modified and amended by this Amendment.
[Signatures to follow]

     IN WITNESS WHEREOF, the Chairman and the Company have executed this First Amendment to Chairman Compensation Agreement and Restricted Stock Agreement as of the date first written above.

THE COMPANY: EQUITY ONE, INC., a Maryland corporation
By:	/s/ Peter Linneman
	Name:	Peter Linneman
	Title:	Chair, Compensation Committee of the Board of Directors of Equity One, Inc.

CHAIRMAN:
/s/ Chaim Katzman
Chaim Katzman

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